Exhibit 5.1

June 5, 2023
Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower
Houston, Texas 77019

Registration Statement on Form S-1
of Corebridge Financial, Inc.
Ladies and Gentlemen:
We have acted as special counsel to Corebridge Financial, Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1, as amended (the “Registration Statement”), relating to an offering (the “Offering”) of 65,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be sold by the selling stockholder (the “Selling Stockholder”) referred to in the Registration Statement (such shares of Common Stock, together with up to 9,750,000 shares of Common Stock that may be sold upon exercise of the underwriters’ option to purchase additional shares of Common Stock and any additional shares of Common Stock that may be registered in accordance with Rule 462(b) under the Act for sale in the Offering, the “Shares”) pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Stockholder and the representatives of the several underwriters to be named in Schedule I thereto (the “Underwriters”).
In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, and (v) that the Shares are uncertificated and that the statements required
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Corebridge Financial, Inc.	2	June 5, 2023
by Section 151(f) of the General Corporation Law of the State of Delaware, as in effect on the date hereof (the “DGCL”), will be furnished in accordance with the DGCL.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares to be sold to the Underwriters by the Selling Stockholder pursuant to the Underwriting Agreement have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the DGCL.
Very truly yours,
/s/ Debevoise & Plimpton LLP